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                             GE INSTITUTIONAL FUNDS
                              AMENDED AND RESTATED
                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

            This Shareholder Servicing and Distribution Plan ("Plan") is adopted by GE Institutional Funds, a business trust organized under the laws of the State of Delaware (the "Trust"), with respect to the U.S. Equity Fund, S&P 500 Index Fund, Value Equity Fund, Mid-Cap Growth Fund, Mid-Cap Value Equity Fund, Small-Cap Value Equity Fund, International Equity Fund, Europe Equity Fund, Emerging Markets Fund, Premier Growth Equity Fund, Premier Research Equity Fund, Premier International Equity Fund, Income Fund, Strategic Investment Fund and Money Market Fund and any other investment fund offered by the Trust in the future that adopts this Plan (individually, a "Covered Fund" and collectively, the "Covered Funds"), pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"). Each of the Covered Funds has two classes of shares of beneficial interest ("Shares"), designated as the Investment Class and the Service Class. This Plan is intended to describe the shareholder servicing and distribution services to be provided by GE Investment Distributors, Inc. ("GEID"), a corporation organized under the laws of the State of Delaware, and/or any distributor of the Covered Funds' Shares (the "Distributor") in connection with the distribution of the Service Class Shares. Those services will be provided as set out below, subject to the following terms and conditions:

            Section 1. Amount of Payments.

            (a) The Trust will pay GEID, with respect to the Service Class Shares of each Covered Fund, for shareholder and distribution-related services provided to that class of Shares, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Service Class Shares (the "Service and Distribution Fee").

            (b) The Service and Distribution Fee to be paid with respect to the Covered Funds under this Plan will be calculated daily and paid monthly by the Trust with respect to the Service Class Shares of the Covered Funds at the annual rate indicated above.

            Section 2. Services Payable under the Plan.

            (a) The Service and Distribution Fee payable with respect to the Service Class Shares of a Covered Fund is intended to compensate GEID, or enable GEID to compensate other persons ("Service Providers"), for providing ongoing servicing and/or maintenance of the accounts of shareholders of the Covered Fund ("Shareholder Services") and to compensate GEID, or enable GEID to compensate Service Providers, including any Distributor of Shares of the Covered Fund, for providing services that are primarily intended to result in, or that are primarily attributable to, the sale of Service Class Shares of the Covered Fund ("Selling Services"). "Shareholder Services" as used in this Plan means all forms of shareholder services, including, among other things, providing record and/or beneficial holders of Service Class shares of a Covered Fund with one or more of the following: (i) information on their investments; (ii)


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general information regarding investing in mutual funds; (iii) periodic newsletters containing materials relating to the Covered Fund or to investments in general in mutual funds; (iv) periodic financial seminars designed to assist in the education of shareholders with respect to mutual funds generally and the Covered Fund specifically; (v) access to a telephone inquiry center relating to the Covered Fund; (vi) sub-accounting and sub-account maintenance, servicing and transaction processing; (vii) distributing proxy statements, annual reports, prospectuses and other correspondence from a Covered Fund to record and/or beneficial holders of Service Class Shares and (viii) other information, assistance and services provided to record and/or beneficial holders of Service Class Shares of a Covered Fund. "Selling Services" as used in this Plan include, but are not limited to: the printing and distribution to prospective investors in the Covered Fund of prospectuses and statements of additional information that are used in connection with sales of Service Class Shares of the Covered Fund; the preparation, including printing, and distribution of sales literature and media advertisements relating to the Service Class Shares of the Covered Fund; distributing Service Class Shares of the Covered Fund; and providing other information, assistance and services that are primarily intended to result in, or that are primarily attributable to, the sale of Service Class Shares of a Covered Fund. In providing compensation for Selling Services in accordance with this Plan, GEID is expressly authorized: (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the Service Class Shares of a Covered Fund; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the Service Class Shares of the Covered Fund; and (iii) to make, or cause to be made, payments to financial intermediaries who have sold Service Class Shares of the Covered Fund.

            (b) Payments under this Plan are not tied exclusively to the expenses for shareholder servicing and distribution expenses actually incurred by GEID or any Service Provider, and the payments may exceed expenses actually incurred by GEID and/or a Service Provider.

            Section 3. Approval of Plan.

            (a) Shareholder Approval. Neither the Plan nor any related agreements will take effect, and no fee will be payable in accordance with
Section 1 of the Plan, with respect to the Service Class Shares until the Plan has been approved by a vote of at least a majority of the outstanding voting securities represented by the Service Class. The Plan will be deemed to have been approved with respect to the Service Class so long as a majority of the outstanding voting securities of the Service Class votes for the approval of the Plan, notwithstanding that: (i) the Plan has not been approved by a majority of the outstanding voting securities represented by the Investment Class or (ii) the Plan has not been approved by a majority of the outstanding voting securities of the Covered Fund.

            (b) Trustee Approval. Neither this Plan nor any related agreements will take effect with respect to the Service Class Shares of a Covered Fund until approved by (i) a majority vote of the full Board of Trustees of the Trust and (ii) those Trustees who are not


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interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

            Section 4. Continuance of Plan.

            This Plan will continue in effect with respect to the Service Class Shares of a Covered Fund from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 3(b) above. The Trust's Board of Trustees will evaluate the appropriateness of this Plan with respect to the Service Class Shares and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Shareholder Services and Selling Services provided by GEID and/or Service Providers and amounts GEID and/or Service Providers receive under this Plan.

            Section 5. Termination.

            This Plan may be terminated with respect to the Service Class Shares of a Covered Fund at any time, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Service Class.

            Section 6. Amendments.

            This Plan may not be amended with respect to the Service Class Shares to increase materially the amount of the fees described in Section 1 above without approval of the shareholders of the Service Class as contemplated in Section 3(a) above. In addition, all material amendments to this Plan must be approved in the manner described in Section 3(b) above.

            Section 7. Selection of Certain Trustees.

            While this Plan is in effect with respect to the Service Class Shares of a Covered Fund, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

            Section 8. Written Reports.

            In each year during which this Plan remains in effect with respect to a Covered Fund, any person authorized to direct the disposition of monies paid or payable by the Trust with respect to the Covered Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.


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            Section 9. Preservation of Materials.

            The Trust will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

            Section 10. Meaning of Certain Terms.

            As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

            Section 11. Filing of Certificate of Trust.

            The Trust represents that a copy of its Certificate of Trust, dated as of May 23, 1997, as amended from time to time, is on file with the Secretary of State of the State of Delaware.

            Section 12. Limitation of Liability.

            The obligations of the Trust under this Plan will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Trust's Declaration of Trust, dated as of August 29, 1997 (the "Declaration of Trust"). The execution and delivery of this Plan have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No Covered Fund will be liable for any claims against any other Covered Fund.

            Section 13. Date of Effectiveness.

            This Plan has been executed by the Trust with respect to the Covered Funds as of December 15, 2000 and will become effective with respect to the Service Class Shares of a Covered Fund as of the date on which interests in the Service Class Shares are first offered to or held by the public.

            GE INSTITUTIONAL FUNDS


            By:  /s/ Michael J. Cosgrove
               ---------------------------------
               Name: Michael J. Cosgrove
               Title: President


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